Exhibit 10.3

SEALED AIR CORPORATION PERFORMANCE SHARE UNITS

SPECIAL PSU OUTPERFORMANCE PROGRAM

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Name:

Performance Period: January 1, 2014 through December 31, 2016

Grant Date: March 14, 2014

TARGET AWARD

You have been granted by Sealed Air Corporation (the “Company”) a target Performance Share Units award under the Company’s 2005 Contingent Stock Plan for the three-year performance period 2014 through 2016, comprised of the following:

Target Performance Share Units:                     units

Each Performance Share Unit (a “Unit”) will be equivalent to one share of Sealed Air Corporation common stock.

Your award is subject to the terms and conditions of the Performance Share Units Program and the Company’s 2005 Contingent Stock Plan (collectively, the “Plan Documents”). If this award agreement varies from the terms of the Plan Documents, the Plan Documents will control. A copy of the Performance Share Units Program is attached as Appendix A. The 2005 Contingent Stock Plan is included as an attachment to “Information for Recipients of Grants of Performance Share Units Under the 2005 Contingent Stock Plan of Sealed Air Corporation (as amended).” Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Plan Documents.

PERFORMANCE GOALS

The percentage of the Target Award that will be earned is principally based on Adjusted Free Cash Flow for the Performance Period, subject to (i) a threshold level of Adjusted Cumulative EPS for the Performance Period, (ii) a potential reduction if Total Shareholder Return (TSR) relative to peer companies is below              percentile, and (iii) for 50% of the award earned based on the foregoing, achieving a specified ratio of Working Capital to Net Trade Sales for 2017 compared to 2016. The performance goals are attached as Appendix B hereto.

The determination of whether the performance goals have been met will be made by the Organization and Compensation Committee of the Company’s Board of Directors following the end of the Performance Period.

OTHER IMPORTANT INFORMATION

•	Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units you earn, which will be subject to the performance goals and vesting provisions described above.

•	You will not earn any Units if the Company’s performance during the Performance Period is below threshold performance for the applicable metrics as set forth on Appendix B.

•	If actual performance equals or exceeds threshold performance, the number of Units earned will be based on attainment against the performance goals as set forth on Appendix B.

•	In order to receive any Units, you must remain employed with the Company through December 31, 2016 with respect to 50% of the Units (after adjustment for performance as set forth on Appendix B) and through December 31, 2017 for the other 50% of the Units (after adjustment for performance as set forth on Appendix B), except in the case of death, disability or retirement as discussed below. If you terminate employment prior to either such date for reasons other than death, disability or retirement, you will forfeit all Units that are scheduled to vest after the date of such termination of employment. Other special rules apply in case of termination of employment following a Change in Control, as described below.

•	Units earned at the end of the Performance Period, if any, will be paid in actual shares of Company common stock, less the number of shares that may be withheld to satisfy applicable withholding taxes, all in accordance with the schedule set forth in Section 2 of Appendix B. As provided in Section 2 of Appendix B, Shares in settlement for any Units earned as of December 31, 2016 (after adjustment for performance as set forth on Appendix B) will be issued on or before March 15, 2017, and shares in settlement for any Units earned as of December 31, 2017 (after adjustment for performance as set forth on Appendix B) will be issued on or before March 15, 2018. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time.

•

If your employment terminates due to your death or Disability (as defined in the 2005 Contingent Stock Plan) or you retire (as defined below) before December 31, 2017, you (or your estate, in the event of your death) will receive a pro rata payout based upon the portion of the Performance Period during which you were employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that you would have earned if you had remained employed for the entire Performance Period prior to applying the pro rata factor. For this purpose and notwithstanding any provision in the Performance Share Units Program to the contrary, for the 50% portion of the award that is subject to the additional performance requirement during 2017, (i) the number of Units will be subject to adjustment for performance during the Performance Period as provided in Appendix B, (ii) the pro rata factor will be based on the period from January 1, 2014 through December 31, 2017, and (iii) such prorated number of Units shall be subject to the additional performance requirement for 2017 as specified in Appendix B. Any payout to you in case of termination of employment before December 31, 2017 due to death, Disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. You are considered to have retired if your employment with the Company terminates when you have at least 5 years of service and your combined age and years of service equal at least 70, but excluding termination of employment due to your death or Disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

•	There is no automatic vesting of your Units upon a “Change in Control” (as defined in the 2005 Contingent Stock Plan). However, the 2005 Contingent Stock Plan provides for pro rata vesting of your Units if within two years following the Change in Control your employment is terminated either by the Company without Cause or by you for “Good Reason” (also as defined in the 2005 Contingent Stock Plan).

•	The Organization and Compensation Committee retains the right in extraordinary circumstances to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the 2005 Contingent Stock Plan.

•	This award is subject to the Company’s Policy on Recoupment of Incentive Compensation, a current copy of which is attached as Appendix C.

•	By accepting this award, you acknowledge and agree that this award is subject to the provisions regarding data privacy and additional acknowledgments set forth in Appendix D. Please review the provisions of Appendix D carefully, as this award will be null and void absent your acceptance of such provisions. The Company reserves the right to impose other requirements on the award to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

•	By accepting this award, you acknowledge and agree that you accept your current position, compensation package and other terms of employment.

•	The validity, construction and effect of this award agreement (including all appendices) and the Plan Documents are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the 2005 Contingent Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this award agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted solely in the courts of Bergen County, New Jersey or the federal courts for the United States for the District of New Jersey, where this grant is made and/or to be performed, and no other courts.

FOR MORE INFORMATION.

If you have any questions about your award or Units or need additional information, contact                     at                     .

IN WITNESS WHEREOF, the Company has caused this Award Grant to be executed by its duly authorized officer, and you have hereunto set your hand, effective as of the Grant Date stated above.

SEALED AIR CORPORATION	EMPLOYEE

By:
Name:
Title:

APPENDIX A

SEALED AIR CORPORATION

PERFORMANCE SHARE UNITS PROGRAM

PURPOSE

The Sealed Air Corporation Performance Share Units Program (the “Program”) has been established effective as of January 1, 2008 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of Sealed Air Corporation and its subsidiaries (the “Company”), and thereby enhance shareholder value over time. The Program provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees (base salary, annual incentive plan, and benefits).

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Program Administration” section of the Program) will determine which employees of the Company are eligible to participate in the Program from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Committee will assign the Participant a Performance Share Units Target Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target Award”). The Target Award will be expressed as a number of Performance Share Units under the Company’s 2005 Contingent Stock Plan and will be evidenced by a Performance Share Units award grant consistent with the provisions of the 2005 Contingent Stock Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target Award. Maximum award level represents the maximum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.

Any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the 2005 Contingent Stock Plan.

PERFORMANCE MEASURES

Performance measures that may be used under the Program will be those “Performance Measures” defined in the 2005 Contingent Stock Plan.

PERFORMANCE GOALS

The Committee will designate, within 90 days of the beginning of each Performance Period:

•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Awards; and

•	The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target Award	X	Percentage of target award to be paid based on performance measure results	X	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Program to a Participant, if any, will be made in the form of one share of the Company’s common stock for each Unit earned (rounded up to the nearest whole share if such calculation otherwise would result in issuance of a fractional share). A Participant receiving an award under the Program will also receive a cash payment equal to the dividends that would have been paid during the Performance Period on the Units earned by the Participant had the Units been actual shares of Company common stock.

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant’s employment terminates due to the Participant’s death or disability (as defined in the 2005 Contingent Stock Plan) or retirement (as defined below) during the Performance Period, the Participant (or the Participant’s estate, in the event of the Participant’s death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which the Participant was employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that the Participant would have earned if the Participant had remained employed for the entire Performance Period prior to applying the pro rata factor. Payouts to Participants whose employment terminates during the Performance Period due to death, disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. A Participant is considered to have retired if the Participant’s employment with the Company terminates when the Participant has at least 5 years of service and the Participant’s combined age and years of service equals at least 70, but excluding termination of employment due to the Participant’s death or disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to the Participant and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in the Participant’s capacity as an employee.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Program, except for any special provisions under the 2005 Contingent Stock Plan in connection with certain terminations of employment following a Change in Control or unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Program at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made unless the Committee determines otherwise.

IMPACT OF A CHANGE IN CONTROL

Any special vesting or payment rules with respect to awards under the Program in connection with a Change in Control will be determined under the provisions of the 2005 Contingent Stock Plan.

PROGRAM ADMINISTRATION

The Program will be administered by the Organization and Compensation Committee of the Company’s Board of Directors in accordance with the terms of the 2005 Contingent Stock Plan.

MISCELLANEOUS

(i) Amendment and Termination. The Committee may amend, modify, or terminate the Program at any time, provided that no amendment, modification or termination of the Program shall reduce the amount payable to a Participant under the Program as of the date of such amendment, modification or termination.

(ii) Incorporation of 2005 Contingent Stock Plan. The terms and provisions of the 2005 Contingent Stock Plan are incorporated herein by reference. In case of any conflict between this Program and the 2005 Contingent Stock Plan, the 2005 Contingent Stock Plan will control.

(iii) Coordination With Other Company Benefit Plans. Payments under the Program will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

(iv) Participant’s Rights. A Participant’s rights and interests under the Program may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Program for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

APPENDIX B

Name:

Target Award:             Performance Share Units

1. Performance Goals for Performance Period: The percentage of the Target Award that will be earned is principally based on Adjusted Free Cash Flow for the Performance Period, subject to (i) a threshold level of Adjusted Cumulative EPS for the Performance Period, (ii) a potential reduction if Total Shareholder Return (TSR) relative to peer companies is below              percentile, and (iii) for 50% of the award earned based on the foregoing, achieving a specified ratio of Working Capital to Net Trade Sales for 2017 compared to 2016.

a.	Adjusted Free Cash Flow

The percentage of the Target Award earned based on Adjusted Free Cash Flow for the Performance Period, subject to the additional performance conditions in this Appendix B, is as follows:

[insert performance targets]

The percentage of the Target Award earned based on Adjusted Free Cash Flow between any two of these levels will be based on a pro-rata calculation. Adjusted Free Cash Flow means Cumulative Cash Flow from Operating Activities less Capital Expenditures plus proceeds from sales of Property, Plant and Equipment per the Company’s Statement of Cash Flows prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) for the years ended December 31, 2014, 2015 and 2016, adjusted to exclude the items listed in Section 3 below and calculated using constant currency exchange rates.

b.	Adjusted Cumulative EPS

In order for any amount to be earned based on Adjusted Free Cash Flow, the Adjusted Cumulative EPS for the Performance Period must equal or exceed $            per share. If Adjusted Cumulative EPS for the Performance Period is less than $            per share, then the Units shall be cancelled and forfeited. Adjusted Cumulative EPS means the cumulative diluted net earnings per common share determined in accordance with U.S. GAAP for the years ended December 31, 2014, 2015 and 2016, adjusted to exclude the items listed in Section 3 and calculated using constant currency exchange rates.

c.	Total Shareholder Return

If the three-year relative TSR for the Performance Period is below the     th percentile for the peer group, then the number of Units earned shall be reduced by 25%.

The total shareholder return metric measures the percent change in share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared.

The beginning share price will be calculated as an average of 31 data points: the closing share price on January 2, 2014 and the closing share price +/- 15 trading days from January 2, 2014. The ending share price will be calculated as an average of 31 data points: the closing share price on December 31, 2016 and the closing share price +/- 15 trading days from December 31, 2016.

The performance of this metric will be assessed in comparison of the percentile rank to the approved peer group of companies (listed at the end of this Appendix B). The lowest ranked company will be the 0% rank, the middle ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank. If a company is acquired or otherwise is no longer publicly traded and their share price no longer available, they will be excluded from the peer group.

2. Payout Terms and Additional Performance Goal for 2017: To the extent earned based on the performance goals during the Performance Period as described in Section 1, the Units shall be paid by issuing shares of common stock of the Company under the 2005 Contingent Stock Plan in accordance with the following schedule:

a.	50% of the earned Units shall be paid by issuance and delivery of shares of common stock of the Company by no later than March 15, 2017, after performance results for the Performance Period have been certified in writing by the Organization and Compensation Committee.

b.	The remaining 50% of the earned Units is subject to the following additional performance condition: the ratio of Working Capital to Net Trade Sales for 2017 must be % or less. For this purpose, (i) Working Capital is defined as Trade Receivables plus Inventory minus Trade payables, and (ii) Net Trade Sales is defined as consolidated revenues from all divisions to external third parties and excluding intercompany sales, in each case adjusted to exclude the items listed in Section 3 and calculated using constant currency exchange rates. If this performance goal is achieved, then such remaining 50% of the earned Units shall be paid by issuance and delivery of shares of common stock of the Company by no later than March 15, 2018, after the additional performance result under this section 2.b has been certified in writing by the Organization and Compensation Committee.

3. Adjustments: Exclusions for calculation of Adjusted Free Cash Flow, Adjusted Cumulative EPS and the ratio of Working Capital to Net Trade Sales:

[insert exclusions]

Fractional Shares:

Fractional shares earned based on performance as provided herein will be rounded up to the nearest whole share. No fractional shares will be issued.

Discretion:

Regardless of any provision of the 2005 Contingent Stock Plan to the contrary, the Organization and Compensation Committee will not exercise its discretion to adjust any award downward below the amount that would otherwise be payable except in extraordinary circumstances.

Maximum:

The maximum number of Units that may be earned is subject to the maximum under section 3 of the 2005 Contingent Stock Plan as currently in effect.

Peer Group (for TSR):

Agrium Inc. Air Products & Chemicals, Inc. Ashland Inc. Avery Dennison Corporation Ball Corporation Bemis Company, Inc. Celanese Corporation Crown Holdings, Inc. Eastman Chemical Company Ecolab Inc.	Huntsman Corporation MeadWestvaco Corporation Monsanto Company The Mosaic Company Owens-Illinois, Inc. PPG Industries, Inc. Praxair, Inc. The Sherwin-Williams Company Sonoco Products Co.

APPENDIX C

SEALED AIR CORPORATION

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

FROM EXECUTIVES IN THE EVENT OF CERTAIN RESTATEMENTS

As amended for performance periods beginning on or after January 1, 2010

The Organization and Compensation Committee of the Board of Directors has approved the policy that the Company will, to the extent permitted by governing law, require reimbursement to the Company of all or a portion of any annual incentive compensation (whether payable in cash or by an award under the 2005 Contingent Stock Plan) and any Performance Share Units awards under the 2005 Contingent Stock Plan awarded to any executive officer of the Company or to the leader of any business unit or function of the Company for performance periods beginning on or after January 1, 2010, where:

(a)	the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement due to error or misconduct (regardless of the executive officer’s or leader’s responsibility for such error or misconduct), and

(b)	either no payment or award, or a lower payment or award, would have been made to the officer or leader based upon the restated results.

In each case, upon a determination to seek recovery by the Board of Directors, the Company will, to the extent practicable, seek to recover the amount by which the officer’s or leader’s annual incentive compensation and/or Performance Share Units award for the relevant period exceeded the lower amount that would have been paid or awarded (or the entire amount, if nothing would have been paid or awarded). This may include the cancellation of all or a portion of unvested awards or unpaid awards (or a delay in payment of any such awards while financial results are under review by the Company).

In addition, any person who is subject to forfeiture of compensation or profits from the sale of the Company’s securities under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of such compensation and profits.

In addition to these reimbursements, the Company may take any other actions that it deems appropriate to remedy any fraud or misconduct related to the restatement based on a consideration of the relevant facts and circumstances. These remedies would be in addition to any actions imposed by law enforcement agencies, regulators, or other authorities.

2/18/2010

APPENDIX D

1.	DATA PRIVACY

By accepting the this award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Units.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Units. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Units, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Units. You understand that Data will be held only as long as is necessary to implement, administer and manage the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from the Units. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

2.	ADDITIONAL ACKNOWLEDGEMENTS

By entering into this award agreement and accepting the grant of Units evidenced hereby, you acknowledge, understand and agree that:

(a) the Units are granted voluntarily by the Company, are discretionary in nature and may be modified, suspended or terminated by the Company at any time;

(b) the grant of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units or benefits in lieu of Units, even if such awards have been awarded in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the grant of Units shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time, with or without Cause;

(e) you are voluntarily accepting the grant of Units;

(f) the Units and any payment made pursuant to the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;

(g) in accepting the grant of Units, you expressly recognize that the Units are an award made solely by the Company, with principal offices at 200 Riverfront Boulevard, Elmwood Park, New Jersey, U.S.A.; the Company is solely responsible for the administration of the Plan Documents and your participation in the Plan Documents; in the event that you are an employee of a Subsidiary, the Units and your participation in the Plan Documents will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Units will not be interpreted to form an employment contract with any Subsidiary;

(h) the future value of the Company shares which may be delivered in settlement of the Units (to the extent earned) is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from failure to achieve performance goals as set forth in Appendix B, termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Units as provided by the Company’s Policy on Recoupment of Incentive Compensation (current policy set forth in Appendix C) and, in consideration of the grant of the Units to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2005 Contingent Stock Plan, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) for purposes of the Units, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be paid any portion of the Units (and any related dividend equivalents) pursuant to this award agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Units (including whether you may still be considered actively employed while on an approved leave of absence);

(k) you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Units and/or the payment of cash dividend equivalents, if any;

(l) unless otherwise provided in the Plan Documents or by the Company in its discretion, the Units and the benefits evidenced by this award agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s common stock;

(m) neither your employer, the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or any payment made pursuant to the Units; and

(n) the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Units. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Units before taking any action in relation thereto.

3.	LANGUAGE

If you have received this award agreement or any other document related to the Plan Documents translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.